SKYLINE CHAMPION ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS

Troy, Michigan, August 3, 2021 / Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its first quarter ended July 3, 2021 for the fiscal year ending April 2, 2022 (“fiscal 2022”).

First Quarter Fiscal 2022 Highlights (compared to First Quarter Fiscal 2021)

•
Net sales increased 86.7% to $510.2 million
•
U.S. factory-built homes sold increased 58.2% to 6,372
•
Total backlog increased by more than 500% to $1.2 billion
•
Average selling price (“ASP”) per U.S. home sold increased 16.2% to $71,800
•
Gross profit margin expanded by 210 basis points to 21.9%
•
Net income increased by 260.4% to $42.9 million
•
Earnings per share (“EPS”) increased to $0.75 from $0.21
•
Adjusted EBITDA increased 178.2% to $62.7 million
•
Adjusted EBITDA margin expanded by 410 basis points to 12.3%
•
Net cash provided by operating activities of $31.9 million

“I am pleased to report that the first quarter of fiscal 2022 continued the strong sequential momentum we saw from the fourth quarter of fiscal 2021, as we were able to increase production for our customers and drive unit volume growth,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “During the quarter we saw improved production levels, a full quarter’s benefit from our ScotBilt acquisition, and operational improvements that were able to offset the margin deterioration from material inflation, leading to impressive quarterly results. Overall, our team is executing our strategy at a high level and, as a result, we are gaining strength in a very healthy demand environment. As we continue to enhance output capabilities through our strategic initiatives, I am increasingly confident in our ability to produce results and drive value for all of our stakeholders.”

First Quarter Fiscal 2022 Results

Net sales for the first quarter fiscal 2022 increased 86.7% to $510.2 million compared to the prior-year period. The number of U.S. factory-built homes sold in the first quarter fiscal 2022 increased 58.2% to 6,372 compared to the prior year first quarter, as a result of strong demand and increased production levels. The ASP per U.S. home sold increased 16.2% to $71,800 due to price increases in response to rising material costs. The number of Canadian factory-built homes sold in the quarter increased to 385 homes compared to 192 homes in the prior-year period due to stronger demand and improved production levels. Total backlog for Skyline Champion was $1.2 billion as of July 3, 2021 compared to $192.1 million as of June 27, 2020. Backlog growth was driven by strong order levels that continue to outpace production due

Exhibit 99.1

to supply chain availability, increased pricing and the acquisition of ScotBilt Homes, LLC and related companies.

Gross profit increased by 106.5% to $111.5 million in the first quarter fiscal 2022 compared to the prior-year period. Gross profit margin was 21.9% of net sales, a 210 basis point expansion compared to 19.8% in the first quarter fiscal 2021. The increase in the gross profit margin was driven by higher sales growth due to higher volume and operating efficiencies that were able to offset the margin erosion from material inflation.

Selling, general, and administrative expenses (“SG&A”) in the first quarter fiscal 2022 increased to $54.0 million from $40.8 million in the same period last year. Improved production levels and fixed cost leverage was more than offset by higher variable compensation and investment in the enhanced customer buying experience.

Net income for the first quarter fiscal 2022 was $42.9 million, a significant improvement compared to net income of $11.9 million during the same period of the prior year. The increase in net income was mainly driven by the increase in sales and gross profit.

Adjusted EBITDA for the first quarter fiscal 2022 increased by 178.2% to $62.7 million compared to the first quarter fiscal 2021, primarily driven by an increase in net sales. Adjusted EBITDA margin expanded by 410 basis points to 12.3% due to higher sales growth, operational improvements, and leverage of fixed costs.

As of July 3, 2021, Skyline Champion had $287.7 million of cash and cash equivalents. On July 7, 2021, Skyline Champion entered into a new credit facility that enhances capacity for strategic initiatives and opportunistic acquisitions.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, August 4, 2021, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (855) 327-6837 (domestic) or (631) 891-4304 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 10015616. The replay will be available until 11:59 P.M. Eastern Time on August 18, 2021.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 7,700 people. With more than 70 years of homebuilding experience and 40 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, hospitality, senior and workforce housing sectors.

Exhibit 99.1

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) equity-based compensation awards granted before December 31, 2018, (f) restructuring charges, (g) impairment of assets, and (h) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the

Exhibit 99.1

COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the impact of recent political instability and social unrest on economic conditions generally; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	July 3, 2021	April 3, 2021

ASSETS
Current assets:
Cash and cash equivalents	$287,738	$262,581
Trade accounts receivable, net	60,545	57,481
Inventories, net	191,596	166,113
Other current assets	22,495	13,592
Total current assets	562,374	499,767
Long-term assets:
Property, plant, and equipment, net	121,313	115,140
Goodwill	191,970	191,803
Amortizable intangible assets, net	56,947	58,835
Deferred tax assets	16,115	19,914
Other noncurrent assets	37,678	32,443
Total assets	$986,397	$917,902
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$28,778	$25,733
Accounts payable	66,079	57,214
Other current liabilities	193,586	180,695
Total current liabilities	288,443	263,642
Long-term liabilities:
Long-term debt	39,330	39,330
Deferred tax liabilities	4,525	4,280
Other	41,516	42,039
Total long-term liabilities	85,371	85,649

Stockholders' Equity:
Common stock	1,571	1,569
Additional paid-in capital	493,191	491,668
Retained earnings	124,467	82,898
Accumulated other comprehensive loss	(6,646)	(7,524)
Total stockholders' equity	612,583	568,611
Total liabilities and stockholders' equity	$986,397	$917,902

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended
	July 3, 2021	June 27, 2020

Net sales	$510,197	$273,285
Cost of sales	398,667	219,282
Gross profit	111,530	54,003
Selling, general, and administrative expenses	54,023	40,807
Operating income	57,507	13,196
Interest expense, net	649	942
Other income	(54)	(4,214)
Income before income taxes	56,912	16,468
Income tax expense	14,011	4,565
Net income	$42,901	$11,903
Net income per share:
Basic	$0.76	$0.21
Diluted	$0.75	$0.21

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Three Months Ended
	July 3, 2021	June 27, 2020
Cash flows from operating activities
Net income	$42,901	$11,903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,145	4,282
Amortization of deferred financing fees	127	127
Equity-based compensation	1,441	2,226
Deferred taxes	4,079	1,532
(Gain) loss on disposal of property, plant, and equipment	6	5
Foreign currency transaction (gain) loss	(84)	(122)
Change in assets and liabilities:
Accounts receivable	(3,097)	2,483
Inventories	(25,129)	10,956
Prepaids and other assets	(14,992)	(232)
Accounts payable	8,741	(6,396)
Accrued expenses and other liabilities	12,767	5,441
Net cash provided by operating activities	31,905	32,205
Cash flows from investing activities
Additions to property, plant, and equipment	(9,221)	(1,311)
Proceeds from disposal of property, plant, and equipment	2	12
Net cash used in investing activities	(9,219)	(1,299)
Cash flows from financing activities
Changes in floor plan financing, net	3,045	(4,527)
Stock option exercises	79	3
Tax payment for equity-based compensation	(1,326)	—
Net cash provided by (used in) financing activities	1,798	(4,524)
Effect of exchange rate changes on cash, and cash equivalents	673	670
Net increase in cash and cash equivalents	25,157	27,052
Cash and cash equivalents at beginning of period	262,581	209,455
Cash and cash equivalents at end of period	287,738	236,507

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	July 3, 2021	June 27, 2020	Change
Reconciliation of Adjusted EBITDA:
Net income	$42,901	$11,903	$30,998
Income tax expense	14,011	4,565	9,446
Interest expense, net	649	942	(293)
Depreciation and amortization	5,145	4,282	863
EBITDA	62,706	21,692	41,014
Equity-based compensation (for awards granted prior to December 31, 2018)	—	970	(970)
Impairment charges and other	—	(122)	122
Adjusted EBITDA	$62,706	$22,540	$40,166